                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                            NPC International, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                      N/A
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

                                                          Contact:  Troy D. Cook
                                                   Senior Vice President Finance
                                                     and Chief Financial Officer
                                                                  (913) 327-3109
FOR IMMEDIATE RELEASE
---------------------

                            NPC INTERNATIONAL, INC.
                        ANNOUNCES FIRST QUARTER RESULTS

First Quarter Highlights:
 .  Comparable store sales growth of 3.5%:
   .  Restaurants +4.1%; Delivery +1.2%
   . Re-imaged restaurants accounted for 2.5% of the comparable store sales growth

 .  Cheese costs exceed prior year by 29% negatively impacting earnings

 . 1Q eps of $.24 per diluted share, before facility action charges and pending transaction related expenses, compared to prior year's $.29 per diluted share, before facility actions

Merger Update:

 . Special Meeting of Stockholders to consider approval of the plan of merger with Mergeco, Inc. set for August 31, 2001; Record date for voting at the Special Meeting is July 10, 2001

   No conference call will be held this quarter due to the proposed merger with Mergeco, an entity controlled by O. Gene Bicknell, Chairman and CEO, whereby the stockholders of Mergeco will acquire the minority interest of the Company in a recapitalization.

     PITTSBURG, Kansas, (August 2, 2001) - NPC International, Inc. (NASDAQ:NPCI), today announced results for its first fiscal quarter ended June 26, 2001. Net income for the quarter, before facility action charges and expenses associated with the proposed merger transaction, were $5,206,000 or $.24 per diluted share compared to earnings, before facility action charges, of $6,442,000 or $.29 per diluted share reported in the same period of the prior year. Including pre-tax charges from facility actions of $55,000 and merger related transaction expenses of $427,000, the Company earned net income of $4,892,000 or $.22 per diluted share for the quarter compared to $5,831,000 or $.26 per diluted share last year after facility action charges of $940,000.

     Consolidated revenue for the first quarter increased by 9.5% over the same quarter a year ago to $132,371,000 due to revenue contributed from acquired units and comparable store sales growth across all asset types. The full-time equivalent number of units operated by the Company increased over the same period of the prior year due to the 64-unit acquisition completed on June 8, 2000.

First quarter results:
----------------------

 . Comparable store sales increased 3.5% while lapping comparable store sales growth of 1.8% last year. The Company's growth was driven by introduction of the Twisted Crust

   Pizza, which was featured exclusively during the quarter, and the continued success of the Company's asset re-imaging program which has consistently driven post re-imaging unit sales gains of 30% or greater. Sixty-two restaurants re-imaged in the last 18 months accounted for 2.5% of the Company's comparable store sales growth for the quarter. The favorable impact of this program is primarily reflected in the Company's dine-in restaurants, which had revenue of $103.2 million and increased comparable store sales by 4.1% while lapping healthy growth of 2.1% last year. Our delivery business generated revenue of $29.2 million and recorded comparable store sales growth of 1.2% while rolling over growth of .8% last year.

 . Store level margins were 15.7%, a decline of 240 basis points from the prior year due primarily to higher commodity costs. Cost of sales increased 200 basis points from the prior year due to a 29% increase in cheese costs, higher product costs associated with the Twisted Crust Pizza, and an increase in meat ingredient costs. Labor costs increased by 10 basis points due to labor investments made in the roll-out of a delivery service initiative and higher wage rates that were largely offset by productivity gains. Other operating expenses increased 30 basis points due to an increase in advertising expense, occupancy costs (depreciation) increases in re-imaged assets and increased utilities expense, primarily gas.

 . General and administrative expenses increased 20 basis points to 5.3% of sales from 5.1% during the comparable quarter last year. The increase in these costs was due to $427,000 ($.01 per diluted share) in expenses incurred in evaluating and negotiating the proposed plan of merger with Mergeco. Excluding these expenses general and administrative expenses were slightly below last year as a percent of revenue at 5.0%.

 . Depreciation, amortization and pre-opening costs were essentially flat with last year at 2.4% of revenue.

 . Facility actions at 1 location resulted in a pre-tax charge of $55,000 associated with the Company's asset re-imaging program. During the same quarter last year, facility actions at 17 locations resulted in a pre-tax charge of $940,000 or $.03 per diluted share.

 . The Company continued to execute its asset re-imaging plan during the quarter opening six dine-in units, and one delivery unit.

     Jim Schwartz, President and COO stated, "We are pleased to report comparable store sales growth of 3.5% during the quarter on the strength of our new Twisted Crust Pizza promotion and re-imaged asset sales gains. However, we recognize the need for more robust delivery sales growth in this competitive category. Accordingly, during the quarter we made significant operational and capital investments in a new delivery service initiative that, while negatively impacting earnings during this quarter, should position us to dominate the pizza delivery category in our markets."

Merger information:
-------------------

       The NPC board of directors has set August 31, 2001, as the date for the special meeting of the NPC stockholders to consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of May 10, 2001, between NPC and Mergeco, Inc., a company controlled by Mr. O. Gene Bicknell. Holders of record of NPC common stock as of July 10, 2001, will be entitled to vote at the special meeting. If an affirmative vote is cast by the majority of the minority stockholders present in person or by proxy at the special meeting, the necessary financing is obtained to consummate the proposed merger and other conditions to the merger are satisfied, NPC's minority stockholders will receive $11.55 per share in cash. Stockholders are advised to read the proxy statement relating to the special meeting when it is received by them because it contains important information regarding the merger agreement and the proposed merger. Stockholders may obtain copies of proxy statement free of charge at the Securities and Exchange Commission's web-site (http://www.sec.gov) or by submitting a written request directed to the Corporate Secretary, NPC International, Inc., 14400 College Blvd., Suite 201, Lenexa, Kansas 66215.

     With the exception of historical information, certain of the matters discussed in this news release are forward-looking statements that involve estimates, risks and uncertainties including, but not limited to, consummation of the merger, economic conditions, consumer demand, the level of and the effectiveness of marketing campaigns by the Company and Pizza Hut, Inc., competitive conditions, food cost, availability of food ingredient supply and distribution of product, labor costs, new product introductions, product mix and pricing and other risks indicated in the Company's most recent 10-K and other filings with the Securities and Exchange Commission.

     NPC International, Inc. is the world's largest Pizza Hut franchisee and currently operates 835 Pizza Hut restaurants and delivery kitchens in 27 states.


                                                                      Financial Results
                                                   (Unaudited, Dollars in thousands except per share data)
                                                                    Thirteen Weeks Ended
                                                                    --------------------
                                                              June 26, 2001    June 27, 2000
                                                              -------------    -------------
Net Revenue                                                     $   132,371    $   120,886

Operating Income
 before facility actions                                        $    10,546    $    12,808

Facility action charges                                                  55            940
                                                                -----------    -----------
Operating Income                                                $    10,491    $    11,868

Income before facility action charges, and
transaction expenses, net of tax                                $     5,206    $     6,442
  Earnings per share - basic                                    $       .24    $       .29
  Earnings per share - diluted                                  $       .24    $       .29

Net Income                                                      $     4,892    $     5,831
  Earnings per share - basic                                    $       .22    $       .26
  Earnings per share - diluted                                  $       .22    $       .26

Weighted average
 shares outstanding - basic                                      21,849,449     22,357,606

Weighted average
 shares outstanding - diluted                                    22,072,504     22,501,412


For more information contact Troy D. Cook, Senior Vice President, Finance and Chief Financial Officer, NPC International, Inc., 14400 College Boulevard, Suite 201, Lenexa, Kansas 66215. Telephone Number: (913) 327-3109.

                            NPC INTERNATIONAL, INC.
           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (In Thousands, Except Share Data)

                                                  --------------------------------
                                                  Thirteen Weeks    Thirteen Weeks
                                                  Ended June 26,    Ended June 27,
                                                       2001              2000
                                                  --------------------------------
Revenue                                             $   132,371      $   120,886

Cost of sales                                            34,859           29,399
Direct labor                                             38,236           34,853
Other                                                    38,480           34,761
                                                  --------------------------------
  Total operating expenses                              111,575           99,013
                                                  --------------------------------

Income from restaurant operations                        20,796           21,873

General and administrative expenses                       7,076            6,132
Depreciation and amortization                             3,174            2,933
                                                  --------------------------------

Operating income before facility actions                 10,546           12,808
Net facility action charges                                  55              940
                                                  --------------------------------

Operating income                                         10,491           11,868

Other income (expense):
  Interest expense                                       (3,387)          (3,235)
  Miscellaneous                                             427              338
                                                  --------------------------------
Income before income taxes                                7,531            8,971

Provision for income taxes                                2,639            3,140
                                                  --------------------------------

Net income                                          $     4,892      $     5,831
                                                  ================================

Earnings per share - basic                          $       .22      $       .26
                                                  ================================

Earnings per share - diluted                        $       .22      $       .26
                                                  ================================

Weighted average shares outstanding - basic          21,849,449       22,357,606
                                                  ================================

Weighted average shares outstanding - diluted        22,072,504       22,501,412
                                                  ================================